UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

Aeva Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39204	84-3080757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Ellis Street Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-7070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AEVA	New York Stock Exchange LLC
Warrants to purchase one share of common stock	AEVA.WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Employment Agreement

On May 27, 2022, Aeva Technologies, Inc. (the “Company”) entered into a new employment agreement with Soroush Salehian Dardashti (the “ CEO Employment Agreement”), which amends and supersedes the terms of Mr. Dardashti’s prior offer letter dated December 15, 2016, pursuant to which Mr. Dardashti will continue to serve as our Chief Executive Officer and report to the Company’s board of directors (the “Board”). Mr. Dardashti’s duties, responsibilities and permitted activities are substantially identical to his original offer letter.

Unless otherwise specified, capitalized terms used but not defined below shall have the meanings set forth in the CEO Employment Agreement.

The CEO Employment Agreement provides for “at-will” employment, meaning the CEO Employment Agreement may be terminated by the Company or Mr. Dardashti at any time and for any reason subject to the terms of the agreement. The CEO Employment Agreement provides that, during the term, Mr. Dardashti will be eligible to receive (i) an annual base salary of $550,000, (ii) annual cash bonuses (as described below), and (iii) customary health and retirement benefits.

Mr. Dardashti will receive a cash bonus of $550,000 for his service in 2021. Commencing in calendar year 2022, Mr. Dardashti’s initial target annual incentive compensation shall be 100% of the Base Salary with a maximum achievement of 150% of the Base Salary. The actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.

Mr. Dardshti will be entitled to receive the severance and change of control benefits described below.

President and Chief Technology Officer Employment Agreement

Also, on May 27, 2022, Aeva entered into a new employment agreement with Mina Rezk (the “CTO Employment Agreement”), which amends and supersedes the terms of Mr. Rezk’s prior offer letter dated December 15, 2016, pursuant to which Mr. Rezk will continue to serve as our President and Chief Technology Officer and report to the Chief Executive Officer. Mr. Rezk’s duties, responsibilities and permitted activities are substantially identical to his original offer letter.

Unless otherwise specified, capitalized terms used but not defined below shall have the meanings set forth in the CTO Employment Agreement.

The CTO Employment Agreement provides for “at-will” employment, meaning the CTO Employment Agreement may be terminated by the Company or Mr. Rezk at any time and for any reason subject to the terms of the agreement. The CTO Employment Agreement provides that, during the term, Mr. Rezk will be eligible to receive (i) an annual base salary of $550,000, (ii) annual cash bonuses (as described below), (iii) a relocation allowance (as described below), and (iv) customary health and retirement benefits.

Mr. Rezk will receive a cash bonus of $1,000,000 for his service in 2021. Commencing in calendar year 2022, Mr. Rezk’s initial target annual incentive compensation shall be 100% of his base salary with a maximum achievement of 150% of his base salary. Except with respect to the 2021 cash bonus, the actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.

To facilitate and incent Mr. Rezk’s permanent relocation to the Company’s headquarters, Mr, Rezk shall be entitled to a one-time payment of $130,000 for moving expenses and a monthly stipend of $30,000 for 36 months beginning on the date Mr. Rezk has relocated to within 60 miles of the Company’s headquarters.

Chief Financial Officer Employment Agreement

Also, on May 27, 2022, Aeva entered into a new employment agreement with Saurabh Sinha (the “CFO Employment Agreement”), which amends and supersedes the terms of Mr. Sinha’s prior offer letter dated September 29, 2020, pursuant to which Mr. Sinha will continue to serve as our Chief Financial Officer and report to the Chief Executive Officer. Mr. Sinha’s duties, responsibilities and permitted activities are substantially identical to his original offer letter.

Unless otherwise specified, capitalized terms used but not defined below shall have the meanings set forth in the CFO Employment Agreement.

The CFO Employment Agreement provides for “at-will” employment, meaning the CFO Employment Agreement may be terminated by the Company or Mr. Sinha at any time and for any reason subject to the terms of the agreement. The CFO Employment Agreement provides that, during the term, Mr. Sinha will be eligible to receive (i) an annual base salary of $450,000, (ii) annual cash bonuses (as described below), and (iii) customary health and retirement benefits.

Mr. Sinha will receive a cash bonus of $210,000 for his service in 2021. Commencing in calendar year 2022, Mr. Sinha’s initial target annual incentive compensation shall be 65% of his base salary. Except with respect to the 2021 cash bonus, the actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.

Severance and Change of Control Arrangement

In the event Messr. Dardashti, Rezk or Sinha’s employment is terminated by the Company without Cause or for Good Reason, subject to execution and non-revocation of a Separation Agreement, each officer would be entitled to:

•	12 months (9 months in the case of Mr. Sinha) of the then-current base salary, payable in a lump sum in cash;

•	the Target Bonus for the then-current year, payable in a lump sum in cash;

•

Company-paid coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 12 months following the date of such Termination (but ceasing once equivalent employer-paid coverage is otherwise available).

In the event that Mr. Messr. Dardashti, Rezk or Sinha’s employment is terminated during the period commencing 90 days prior to and ending 12 months following a Change in Control, subject to his execution and non-revocation of a Separation Agreement, each officer would be entitled to:

•

12 months (9 months in the case of Mr. Sinha) of the then-current base salary (or the Executive’s base salary in effect immediately prior to the Change in Control, if higher), payable in a lump sum in cash;

•	the Target Bonus for the then-current year (or the Target Bonus in effect immediately prior to the Change in Control, if higher), payable in a lump sum in cash;

•	accelerated vesting of all stock options and other stock-based awards held that are subject solely to time-based vesting; and

•	continued health benefits described above.

In the case of Mr. Rezk termination for the reason outlined above, Mr. Rezk will be entitled to the amount equal to (Monthly Relocation Incentive multiplied by 36) minus the total amount of all Monthly Relocation Incentive paid by the Company prior to the termination event, payable in a lump sum in cash.

Unless otherwise specified, capitalized terms used but not defined below shall have the meanings set forth in the respective Employment Agreement.

This description is qualified in its entirety by reference to the full text of the CEO Employment Agreement, CTO Employment Agreement and CFO Employment Agreement which are filed as Exhibit 10.1, 10.2 and 10.3 hereto and is incorporated herein by reference.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer.

When determining our median compensated employee, we included annual base salary for our employee population of approximately 226 employees, of which all but one are full-time, other than our Chief Executive Officer, as of December 31, 2021 (the “Determination Date”), and annualized the base salary for all employees hired between January 1, 2021 and December 31, 2021, and remained actively employed on December 31, 2021.

For fiscal 2021, the annual total compensation for the median employee of Aeva (other than our Chief Executive Officer) was $208,228. The CEO Employment Agreement will result in an annual total compensation of our Chief Executive Officer was $2,013,300. Based on this information, for fiscal year 2021, we estimate that the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 10 to 1.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee permit companies to use a wide range of methodologies, assumptions and exclusions. As a result, it may not necessarily be meaningful to compare pay ratios reported by other companies.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the foregoing pay ratio measure in making compensation decisions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1#	Employment Agreement by and between the Aeva Technologies, Inc. and Soroush Salehian Dardashti dated May 27, 2022

10.2#	Employment Agreement by and between the Aeva Technologies, Inc. and Mina Rezk dated May 27, 2022

10.3#	Employment Agreement by and between the Aeva Technologies, Inc. and Saurabh Sinha dated May 27, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aeva Technologies, Inc.

Date: May 27, 2022	By:	/s/ Saurabh Sinha
Saurabh Sinha Chief Financial Officer